Exhibit 99.1

FOR IMMEDIATE RELEASE

CHARLES & COLVARD PROVIDES BUSINESS OVERVIEW

ANNOUNCES FOLLOW-ON SHARE REPURCHASE PROGRAM

Conference Call Scheduled for Tuesday, December 16th For Corporate Update

MORRISVILLE, N.C., December 15, 2003 — Charles & Colvard, Ltd. (Nasdaq: CTHR) today provided an update on its business and announced that its Board of Directors has authorized the repurchase of up to 900,000 shares of the Company’s common stock.

Fourth Quarter Update

Management currently estimates that revenues for the fourth quarter of 2003 will be at least $4,500,000 but below the $5,108,000 of last year’s fourth quarter. The primary reason for the decrease is that, in the current quarter, there were only 12 hours of broadcast time on ShopNBC, versus 24 in the like period of 2002, relating to ShopNBC’s decision to devote more time for soft goods such as apparel and health and beauty products.

Thus for the year as a whole, revenues are anticipated to be slightly ahead of 2002. This slower growth rate is primarily due to a nearly 50% reduction in moissanite air time on ShopNBC, the largest retail outlet for moissanite. According to Robert S. Thomas, President and Chief Executive Officer, “While going from 115 hours on ShopNBC in 2002 to 60 hours this year has undermined our growth rate, importantly we were able to make up those lost sales by increasing distribution at the traditional bricks and mortar retailers, building consumer awareness of moissanite and positioning moissanite in the marketplace.”

The gross margin based upon the sales mix for the first two months of the 2003 fourth quarter is approximately 60%.

Expanded Business Development Activities

The Company’s previously announced tests of moissanite jewelry in 13 different regional jewelry chains have produced positive results to date, and it now appears likely that most of these chains will put a moissanite program throughout their stores. Mr. Thomas commented, “Of note, two chains in particular, King’s and Carlyle’s have reported that they are are enjoying significant sell-through on the moissanite jewelry currently in the test locations. Our manufacturing customer reports that we can expect to see the distribution of moissanite jewelry to a majority of the 51 King’s locations next year. In addition, other jewelry manufacturers have told us that the industry is carefully following our success at King’s and that retailers are in contact with them about establishing moissanite departments in their businesses.”

Mr. Thomas continued, “As a growth-focused company, we will be more aggressively capitalizing on these opportunities. We will allocate more resources to grow the business by adding a number of sales professionals to focus on new business development.”

Mr. Thomas noted, “We are currently working on additional test programs and anticipate that in the first half of 2004 moissanite jewelry will be tested by at least four more jewelry chains which have 50 total doors. “Internet-driven moissanite sales on mainstream shopping venues have been expanded. In addition to our soft launch on HSN.com, moissanite jewelry has recently begun to be sold on Amazon.com. Early indications on HSN.com are favorable and therefore a more formal opening, with the attendant promotional activities, is planned for early next year.”

Purchase Commitments

Mr. Thomas pointed out, “We have signed a supply agreement to purchase $6 million of raw material from Cree Inc. in 2004, which approximates our 2003 purchases and is expected to be spread evenly over the four quarters of 2004. As part of the new agreement, the requirement for us to fund any unused capacity at Cree has been eliminated. These purchases are designed to maintain our manufacturing infrastructure and an ability to react to marketplace demands. We have not changed our commitment to reduce inventories through increased sales.”

Share Repurchase Program

Repurchases are authorized for up to 900,000 shares of the Company’s stock which may be made from time to time over the next 12 months in the open market at prevailing prices or in privately negotiated transactions at prices at or below prevailing open market prices. As of December 15, 2003, Charles & Colvard had approximately 13,214,281 shares of common stock outstanding.

In October 2002 the Board of Directors of Charles & Colvard adopted a similar share repurchase program under which the Company repurchased 163,300 shares at an average purchase price of $4.58 per share.

Mr. Thomas noted, “The share repurchase program reflects the continued confidence of the Board of Directors in the future of Charles & Colvard and its commitment to improving shareholder value. Based upon our assessment of the future prospects of Charles & Colvard, we believe our shares to be undervalued. Moreover, our Board feels strongly that repurchasing our shares offers an excellent opportunity to enhance value for our long-term and future shareholders, through reduced share dilution.”

Mr. Thomas concluded, “We believe that we have made significant progress towards achieving our main objectives which are the wider distribution of moissanite jewelry, building consumer awareness and positioning moissanite in the marketplace. We are committed to building this company into a large and important business for the benefit of our shareholders, and we intend to accomplish that task by providing value to the consumer, and to the industry that serves those consumers.”

Conference Call

Management will host a conference call on Tuesday, December 16th at 9:00 a.m. ET to provide a business overview, update corporate developments and discuss its plans for the future. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 800-863-1575 (973-582-2866 for international callers). Please call in 10 minutes before the conference is scheduled and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code #4367582 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree Inc. for SiC crystals, dependence on a limited number of distributors such as K&G Creations and Stuller Settings, Inc., limited operating history, dependence on continued growth and consumer acceptance of the Company’s products, and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Jim Braun, CFO		The Equity Group Inc.

Charles & Colvard		Linda Latman (212) 836-9609
(919) 468-0399 Ext. 224		Sarah Torres (212) 836-9611
www.moissanite.com		www.theequitygroup.com